Exhibit 10.4

Notice of Special Grant of Stock Options and Option Agreement (Transition Agreement)	Harley-Davidson, Inc. ID: 39-1805420 3700 West Juneau Avenue Milwaukee, WI 53208
«FirstName» «LastName» «Address1» «City,» «State» «Zip» «Country»	Option Number: Plan: 2009 Incentive Stock Plan ID:

Effective <insert date> (the “Grant Date”), you have been granted a(n) Non-Qualified Stock Option to buy <insert number of shares> shares of Harley-Davidson, Inc. (the “Company”) stock at «price» per share.

The total option price of the shares granted is «$ amount».

Shares in each period will become fully vested on the date shown:

Shares	Vest Type	Full Vest	Expiration

«shares»
«shares»
«shares»

These options are granted under and governed by the terms and conditions of the Company’s 2009 Incentive Stock Plan and this Option Agreement including Exhibit A; provided that the occurrence of a Change of Control (as defined in the Plan) shall not, in and of itself, cause otherwise unvested options to become vested. Unless the Committee has exercised its discretion under Section 17(c) of the Plan to provide a result more favorable to you, whether or not the vesting of otherwise unvested options is accelerated following such Change of Control shall be determined in accordance with the provisions of the Transition Agreement then in effect between you and Harley-Davidson, Inc. (or, if you had been but are not then a party to a Transition Agreement, the provisions of the Transition Agreement that would have applied if the last such Transition Agreement to which you were a party had continued).

You may return this Option Agreement to the Company (in care of the Vice President and Treasurer) within thirty (30) days after the Grant Date, and by doing so you will forfeit any rights under this Option Agreement. If you choose to retain this Option Agreement beyond that date, then you accept the terms of these options and agree and consent to all amendments to the Plan and the Company’s 1995 Stock Option Plan and 2004 Incentive Stock Plan through the Grant Date as they apply to these options and any prior awards to you under such plans.

Vice President and Treasurer
Date:
Time:

Exhibit 10.4

Exhibit A to Option Agreement

If you cease to be employed by the Company by reason of Retirement (as defined in the Company’s 2009 Incentive Stock Plan), then, effective immediately prior to the time of cessation of employment, options to purchase all shares that were not previously vested will become fully vested except where Cause (as defined below) existed prior to the time of cessation of employment. The exercisability and termination of such options following Retirement will remain subject to Section 7(g)(ii) of the Company’s 2009 Incentive Stock Plan.

“Cause” shall mean (1) your conviction of a felony or a plea by you of no contest to a felony, (2) willful misconduct on your part that is materially and demonstrably detrimental to the Company, (3) your willful refusal to perform requested duties consistent with your office, position or status with the Company (other than as a result of your physical or mental disability) or (4) other conduct or inaction that the Committee determines in its discretion constitutes Cause. With respect to clauses (2), (3) and (4) of this paragraph, Cause shall be determined by a majority of the Committee (as defined in the Company’s 2009 Incentive Stock Plan) at a meeting held after reasonable notice to you and including an opportunity for you and your counsel to be heard. The Committee shall not have the right to determine that Cause exists pursuant to clause (4) of this paragraph following the occurrence of a Change of Control (as defined in the Company’s 2009 Incentive Stock Plan). All determinations of the Committee hereunder shall be final.